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                         [JONES INTERCABLE, INC. LOGO]

                                                                 Exhibit (c)(3)

                                                   June 17, 1997

Ronald Dickerman
Bryan E. Gordon
Gramercy Park Investments, LP
c/o Madison Avenue Capital Group LLC
555 Fifth Avenue - Ninth Floor
New York, New York 10017

          Re:  Jones Growth Partners L.P.
               Request for Limited Partnership List

Dear Messrs. Dickerman and Gordon:

          I am writing to respond, on behalf of Jones Spacelink Cable Corporation (the "General Partner"), to your request for a list of the names, addresses and related interest holdings of the limited partners of Jones Growth Partners L.P. (the "Partnership"). As you have been made aware, the General Partner carefully limits access to this information to protect the confidentiality interests of the Partnership and its limited partners and to guard against any possible commercial exploitation of the list or its use for any other improper or non-partnership purpose.

          Our records indicate that Gramercy Park Investments, LP ("Gramercy") is a limited partner of the Partnership. Based on your representation to the General Partner that Gramercy intends to use the list for the sole purpose of seeking to increase Gramercy's ownership in the Partnership via a limited tender offer, and subject to Gramercy's agreeing to the terms and conditions set forth in this letter agreement, the General Partner will provide you with a list of names, addresses and related interest holdings of the limited partners of the Partnership.
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Ronald Dickerman
Bryan E. Gordon
June 17, 1997
Page 2

          1. Within 10 business days of the General Partner's receipt of a fully executed original of this letter agreement, the General Partner will deliver to Gramercy a list of the names and addresses of the limited partners, with the number of partnership interests held by each limited partner in the Partnership. The parties agree that, to the extent any list delivered pursuant to this letter agreement reflects a limited partner's interest as being held by a custodian, the General Partner shall be deemed to have satisfied its obligation under this letter agreement by identifying each custodian.

          2. Gramercy acknowledges that the information being provided by the General Partner relating to the Partnership pursuant to this letter agreement constitutes confidential and proprietary information of the General Partner and/or the Partnership. Gramercy agrees that the list of limited partners obtained by it pursuant to this letter agreement shall be used solely for the purpose of contacting limited partners of the Partnership to inquire as to whether they wish to sell their interests in the Partnership to Gramercy or one of its affiliates and for no other purpose. Gramercy, its general partners, officers, directors, principals, agents and affiliates will make all reasonable efforts to safeguard the list and the information contained therein from disclosure to third parties, and will not furnish the list or the information contained therein to any other person or entity. This letter agreement, including this paragraph relating to confidentiality and the uses to which the partnership list may be put, shall be binding upon Gramercy, its general partners, officers, directors, principals, agents and affiliates, and shall survive the termination of the limited tender offer contemplated to be undertaken by Gramercy for a period of two (2) years.

          3. Gramercy represents that all limited partnership interests of the Partnership acquired by it pursuant to the proposed limited tender offer will be acquired for investment purposes only and not with an intention to resell the interests.

          4. In order to avoid disrupting the possible sale of all or substantially all of the Partnership's assets and any required vote of the limited partners of the Partnership, Gramercy agrees that on any proposal or issue submitted to a vote of the Partnership's limited partners, Gramercy will vote all
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Ronald Dickerman
Bryan E. Gordon
June 17, 1997
Page 3

of its limited partnership interests in the Partnership in the same manner as the majority of all other limited partners who vote on any such proposal or issue.

          5. Gramercy represents that, for the period commencing as of the date of this letter agreement and continuing for 12 months thereafter, Gramercy and any person or entity controlled, managed or advised by it shall not in any manner acquire, attempt to acquire or make a proposal to acquire, directly or indirectly, more than a 5% interest in the Partnership.

          6. Gramercy agrees to limit its purchases of limited partnership interests in any tax year of the Partnership so as not to cause the Partnership to be treated as a publicly traded partnership within the meaning of Section 7704 of the Internal Revenue Code. Gramercy will not ask the General Partner to approve any transfers of interests in the Partnership in any tax year of the Partnership if such transfers, together with all other transfers made during such tax year, would cause transfers of interests in the Partnership to exceed the 5% safe harbor set forth in Paragraph II, Section C(l) of Internal Revenue Service Notice 88-75.

          7. Gramercy agrees that the price offered by it for limited partnership interests in the Partnership pursuant to the proposed limited tender offer will be no less than $325 per limited partnership interest.

          8. Gramercy agrees that any communication it sends to any limited partner identified on the list of limited partners of the Partnership being provided to Gramercy by the General Partner pursuant to this letter agreement shall expressly state that "Neither Jones Spacelink Cable Corporation, the general partner of Jones Growth Partners L.P., nor Jones Growth Partners L.P. or their respective affiliates or subsidiaries are parties to this offer." Gramercy further agrees that it shall provide to Jones Spacelink Cable Corporation, 9697 East Mineral Avenue, P.O. Box 3309, Englewood, Colorado 80115-3309, Attn: David
K. Zonker (facsimile (303) 790-9021) a copy of any correspondence that Gramercy proposes to send to any limited partner of the Partnership PRIOR TO USE.
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Ronald Dickerman
Bryan E. Gordon
June 17, 1997
Page 4

          9. Gramercy agrees to pay all costs incurred by the Partnership in connection with the production of the list and the processing of transfers related to Gramercy's limited tender offer, including, without limitation, all printing, mailing, personnel and other administrative expenses incurred by the Partnership in connection with such limited tender offer (i) to the extent that such costs are not covered by the transfer fees paid by Gramercy in connection with Gramercy's limited tender offer for interests in the Partnership and (ii) in an amount not to exceed $5,000. Gramercy further agrees that the transfer of interest forms to be used by it in connection with the limited tender offer will conform in all respects to the transfer of interest processes approved for use by the General Partner, including, without limitation, the requirements for guaranteed signatures of transferors and transferees.

          10. Gramercy agrees that it will return the list of limited partners of the Partnership to the General Partner (without making any copies thereof) within 10 business days of the completion of Gramercy's limited tender offer.

          If the foregoing terms and conditions are acceptable to you, please indicate your agreement to each of the terms and conditions by signing the enclosed duplicate original of this letter agreement in the space provided below and returning it to the undersigned at your earliest convenience. Please also remit a check for $150.00 payable to Jones Spacelink Cable Corporation to cover the costs of creating, producing and mailing the list of the Partnership's limited partners.

                                     JONES SPACELINK CABLE
                                     CORPORATION,
                                     on its own behalf and
                                     as general partner of
                                     Jones Growth Partners L.P.,
                                     a Colorado limited partnership

                                     By: /s/ Elizabeth Steele
                                         --------------------------------------
                                         Elizabeth Steele
                                         Vice President and Secretary
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Ronald Dickerman
Bryan E. Gordon
June 17, 1997
Page 5

Gramercy Park Investments, LP hereby agrees to each and all of the terms and conditions set forth above.

By: /s/ Bryan E. Gordon
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Name:   Bryan E. Gordon
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Title:  Managing Director
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Date:   6/19/97
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